  Exhibit 99.1

inTEST Corporation

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

On May 24, 2017, inTEST Corporation (“inTEST”) completed its acquisition of Ambrell Corporation (“Ambrell”). The acquisition was completed by acquiring all of the outstanding capital stock of Ambrell. The following unaudited pro forma condensed combined statement of operations was prepared using the purchase method of accounting, with inTEST being the acquiring entity. Accordingly, the results of Ambrell are included in inTEST’s consolidated results of operations from the date of acquisition. The following unaudited pro forma condensed combined statement of operations reflects estimates and assumptions deemed appropriate by inTEST management to give effect to the acquisition as if it had been completed effective as of January 1, 2016.

The unaudited pro forma condensed combined statement of operations is not intended to represent or be indicative of the consolidated results of operations that would have been reported had the acquisition been completed as of the date presented, and should not be taken as representative of inTEST’s future results of operations. This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined statement of operations. The unaudited pro forma condensed combined statement of operations does not reflect any operating efficiencies or cost savings that inTEST may achieve with respect to the combined companies.

The unaudited pro forma condensed combined statement of operations should be read in conjunction with inTEST’s historical consolidated financial statements included in its annual report on Form 10-K and quarterly reports on Form 10-Q and the unaudited pro forma condensed combined financial statements filed as exhibit 99.3 to inTEST’s Form 8-K/A filed on August 10, 2017.

inTEST Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2017

(In thousands, except share and per share data)

	inTEST Corp Historical	Ambrell Corp Historical	Pro Forma Adjustments	Notes	Pro Forma Combined

Net revenues	$47,420	$7,620	$-		$55,040
Cost of revenues	22,475	4,303	-		26,778
Gross margin	24,945	3,317	-		28,262

Operating expenses:
Selling expense	5,861	1,557	-		7,418
Engineering and product development expense	3,056	321	-		3,377
General and administrative expense	7,874	1,825	(1,287)	A,C	8,412
Total operating expenses	16,791	3,703	(1,287)		19,207

Operating income (loss)	8,154	(386)	1,287		9,055
Other income	195	79	33	B	307
Earnings (loss) before income tax expense (benefit)	8,349	(307)	1,320		9,362
Income tax expense (benefit)	2,808	(50)	322	B,C	3,080

Net earnings (loss)	$5,541	$(257)	$998		$6,282

Net earnings per common share - basic	$0.54				$0.61
Weighted average common shares outstanding - basic	10,276,682				10,276,682

Net earnings per common share - diluted	$0.54				$0.61
Weighted average common shares outstanding and common share equivalents outstanding -diluted	10,327,080				10,327,080

The accompanying notes are an integral part of the unaudited pro forma condensed combined statement of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(In thousands)

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined statement of operations is based on the historical financial statements of inTEST and Ambrell after giving effect to inTEST’s acquisition of Ambrell and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statement of operations. inTEST acquired all of the outstanding capital stock of Ambrell on May 24, 2017. The unaudited pro forma condensed combined statement of operations was prepared using the purchase method of accounting, with inTEST being the acquiring entity. Accordingly, the results of Ambrell are included in inTEST’s consolidated results of operations from the date of acquisition.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2017 has been derived from:

•	the unaudited historical consolidated statement of operations of inTEST for the nine months ended September 30, 2017

•	the unaudited historical consolidated statement of operations of Ambrell for the period from January 1, 2017 through May 24, 2017

The unaudited pro forma condensed combined statement of operations does not reflect nonrecurring charges resulting from the acquisition transaction. The nonrecurring charges resulting from the acquisition transaction include investment advisory costs, legal costs and other costs incurred as a direct result of the transaction.

The unaudited pro forma condensed combined statement of operations is not intended to represent or be indicative of the consolidated results of operations of inTEST that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future results of operations of inTEST. This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined statement of operations. The unaudited pro forma statements of operations do not reflect any operating efficiencies or cost savings that inTEST may achieve with respect to the combined companies.

The unaudited pro forma condensed combined statement of operations should be read in conjunction with inTEST’s historical consolidated financial statements included in its annual report on Form 10-K and quarterly reports on Form 10-Q and the unaudited pro forma condensed combined financial statements filed as exhibit 99.3 to inTEST’s Form 8-K/A filed on August 10, 2017.

2. AMBRELL ACQUISITION

On May 24, 2017, we completed our acquisition of Ambrell, a manufacturer of precision induction heating systems. Ambrell's systems are used to conduct fast, efficient, repeatable non-contact heating of metals or other electrically conductive materials, in order to transform raw materials into finished parts. The Ambrell acquisition complements our current thermal technologies and broadens our diverse customer base, allowing expansion within many non-ATE related markets, such as consumer product packaging, fiber-optics, automotive and other markets.

The purchase price for Ambrell was $22,000 in cash paid at closing, subject to a customary post-closing working capital adjustment. Additional consideration in the form of earnouts may be paid based upon a multiple of adjusted EBITDA for 2017 and 2018, as further discussed below. The acquisition was completed by acquiring all of the outstanding capital stock of Ambrell. Total acquisition costs incurred to complete this transaction were $880. Acquisition costs were expensed as incurred and included in general and administrative expense.

The acquisition of Ambrell has been accounted for as a business combination using purchase accounting, and, accordingly, the results of Ambrell have been included in our consolidated results of operations from the date of acquisition. The allocation of the Ambrell purchase price was based on estimated fair values as of May 24, 2017. The determination of fair value reflects the assistance of third-party valuation specialists, as well as our own estimates and assumptions.

The excess of the purchase price over the identifiable intangible and net tangible assets was allocated to goodwill and is not deductible for tax purposes. Goodwill is attributed to synergies that are expected to result from the operations of the combined businesses.

The total purchase price of $26,733 was comprised of:

Cash paid to acquire the capital stock of Ambrell	$22,610
Estimated fair value of contingent consideration	4,123
Total purchase price	$26,733

As noted above, the consideration paid for the acquisition of Ambrell includes contingent consideration in the form of earnouts based on the future adjusted EBITDA of Ambrell. Adjusted EBITDA is earnings (or loss) from operations before interest expense, benefit or provision for income taxes, depreciation and amortization, and excludes other non-recurring income and expense items as defined in the stock purchase agreement for Ambrell. The first earnout, to be paid after calendar year 2017 is completed, will be an amount equal to 8x Ambrell's adjusted EBITDA for 2017 minus the $22,000 paid at closing. The second earnout, to be paid after calendar year 2018 is completed, is an amount equal to 8x Ambrell's adjusted EBITDA for 2018 minus the sum of the $22,000 paid at closing and any earnout paid with respect to 2017. The 2017 and 2018 earnouts, in the aggregate, are capped at $18,000. To estimate the fair value of the contingent consideration at the acquisition date, an option based income approach using a Monte Carlo simulation model was utilized due to the non-linear payout structure. This resulted in an estimated fair value of $4,123, which was recorded as a contingent consideration liability as of the acquisition date.

The total purchase price of $26,733 has been allocated as follows:

Goodwill	$12,032
Identifiable intangible assets	16,300
Tangible assets acquired and liabilities assumed:
Cash	648
Trade accounts receivable	3,621
Inventories	1,917
Other current assets	200
Property and equipment	614
Accounts payable	(1,420)
Accrued expenses	(1,280)
Customer advances	(554)
Deferred tax liability	(5,345)
Total purchase price	$26,733

We estimated the fair value of identifiable intangible assets acquired using a combination of the income, cost and market approaches. Identifiable intangible assets acquired include customer relationships, customer backlog, technology and trademarks. We generally amortize our finite-lived intangible assets over their estimated useful lives on a straight-line basis, unless an alternate amortization method can be reliably determined. Any such alternate amortization method would be based on the pattern in which the economic benefits of the intangible asset are expected to be consumed.

The following table summarizes the estimated fair value of Ambrell's identifiable intangible assets and their estimated useful lives as of the acquisition date:

	Fair Value	Weighted Average Estimated Useful Life
		(in years)
Finite-lived intangible assets:
Customer relationships	$9,000	9.0
Technology	600	9.0
Customer backlog	500	0.3
Total finite-lived intangible assets	10,100	8.6
Indefinite-lived intangible assets:
Trademarks	6,200
Total intangible assets	$16,300

3. PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2017:

A	To remove historical amortization expense and record amortization expense based on the fair values of the intangible assets acquired by inTEST in connection with the acquisition:

Historical amortization expense	$(1,328)
Amortization expense on intangible assets acquired in connection with the acquisition	921
Pro forma adjustment	$(407)

B

To remove historical interest expense recorded by Ambrell related to debt that was extinguished in connection with the acquisition and reflect the tax impact upon elimination of historical interest expense:

Historical interest expense	(33)
Tax rate	16%
Tax benefit related to historical interest expense	$5

C	To remove non-recurring transaction costs and reflect the tax impact upon elimination of these costs:

Transaction costs	(880)
Tax rate	36%
Tax benefit related to transaction costs	$317